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                                 PRESS RELEASE

              SUMME SUCCEEDS KUCHARSKI AS CHAIRMAN OF EG&G, INC.

APRIL 27, 1999

WELLESLEY, MASSACHUSETTS...The EG&G, Inc. Board of Directors today elected President and CEO Gregory L. Summe to the position of chairman, succeeding John
M. Kucharski, who has retired.

Kucharski, 63, who announced his retirement plans in February 1998, had been chairman since 1987 and had been associated with EG&G for 27 years.

Summe, 42, has served as CEO since January 1, 1999 after having joined the Company in February 1998 as president, chief operating officer and director. Summe will continue as chairman, president and CEO.

Summe noted: "I am excited about continuing to lead EG&G efforts to create value for shareholders, drive innovation for our customers and provide growth opportunities for our employees. We are committed to building a world-class operating organization and building our portfolio around high-growth life sciences, optoelectronics, instruments and aerospace businesses. We have achieved six consecutive quarters of double digit earnings growth and are committed to continuing that pace."

Prior to joining EG&G, Summe was president of AlliedSignal's Automotive Products Group as well as its Aerospace Engines and its General Aviation Avionics divisions. Earlier, he was the general manager of commercial motors at General Electric and a partner at McKinsey & Co., Inc. He started his career as a semiconductor design engineer at Mostek. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. from the Wharton School at the University of Pennsylvania.

Currently, EG&G's products include medical diagnostics equipment and reagents, analytical instruments, micromachined sensors, specialty lighting, X-ray security systems and sealing components. EG&G's new amorphous silicon digital X-ray technology displays and transmits images in real time for high-end medical applications, such as mammography. Recently, the Company has made several acquisitions to build critical mass in its high-growth businesses. For instance, in 1998, EG&G acquired Lumen Technologics, a worldwide manufacturer of specialty lighting, for $250 million. Earlier this year, EG&G announced plans to acquire Perkin-Elmer Analytical Instruments for $425 million.

EG&G, Inc. is a global technology company based in Wellesley, Massachusetts, that provides products and systems to medical, telecom, aerospace, semiconductor, photographic and other industries. It delivers skilled support services to government and industrial customers.

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                        For further information contact:
                         Martin A. Reynolds, EG&G, Inc.
                              Tel: (781) 431-4282